HACKENSACK, N.J., Dec. 31 /PRNewswire/ -- ObjectSoft Corporation (Nasdaq: OSFT today announced that it has elected to draw down an additional $1 million through issuance of Series D preferred stock in association with the previously announced Agreement with Settondown Capital International, Inc. in May 1998, which previously netted $1.5 million to the Company. All Series C preferred stock issued in conjunction with this past draw down and reported on the Company's Form 10-QSB filings with the Securities and Exchange Commission have been converted and no Series C preferred shares are presently outstanding.

    The Series D preferred stock being issued pursuant to this most recent draw down cannot be converted for 60 days and the resale of the common shares underlying the Series D preferred is restricted and subject to registration with the Securities and Exchange Commission.

    The Company further noted that the S-8 filing posted today was a routine registration of employee options, which were approved at the last year's annual shareholders meeting. As required by law, it attached certain documents as exhibits, including certain documents pertaining to the May 1998 agreement with Settondown.

    Yesterday, the Company also announced that it had received a commitment from RCC Finance Group Ltd., a provider of secured leasing products, for a $1 million master lease facility.

    "We believe that ObjectSoft now has the necessary financing committed to be able to meet its presently foreseeable operating expenses for 1999. Properly capitalized, we can now aggressively exploit all sales and marketing opportunities -- both in the United States and abroad. By introducing e-commerce into the mainstream via this unique niche, ObjectSoft is looking forward to a very exciting year ahead," said David E. Y. Sarna, ObjectSoft's chairman and Co-CEO.

    "ObjectSoft FastTake video kiosk is an exciting product and we are delighted to continue to work with ObjectSoft and to continue to fund their growth strategy," said Wayne Coleson, Settondown's United States representative.

    About ObjectSoft

    Founded in 1990, ObjectSoft Corporation provides information and services through public access kiosks. The Company's products, FastTake and SmartSign kiosks enable organizations to interact with the general public in high density pedestrian traffic areas. ObjectSoft is a publicly held company listed on
Nasdaq. For more information on ObjectSoft, visit their website at http://www.objectsoftcorp.com.

    This press release contains certain forward-looking statements concerning ObjectSoft which are subject to a number of known and unknown risks that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Among such risks are those discussed in the Company's Registration Statements on Form SB-2 and Form S-3 and its Quarterly Reports on Form 10-QSB and include, but are not limited to, limited operating history, recent establishment of new business divisions, dependence on new and untested product, risks related to technological factors and potential manufacturing difficulties.

SOURCE  ObjectSoft Corporation